                                     Exhibit 99.1

AT THE COMPANY
Robert O’Brien
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Announces Pricing of
$250 Million Convertible Senior Notes

CLEVELAND, Ohio - July 16, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the pricing of its offering of $250 million aggregate principal amount of convertible senior notes due 2020 (the "Notes"), which will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The offering price of the notes will be 100 percent of their principal amount. Forest City has also granted the initial purchasers of the Notes a 13-day option to purchase up to an additional $50 million aggregate principal amount of the Notes to cover overallotments.

The Notes will pay interest semiannually at a rate of 3.625 percent per annum. The Notes are convertible, at the holder's option, into shares of Forest City's Class A common stock at a conversion rate of 41.3129 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of approximately $24.21 per share, a 35 percent premium over the $17.93 closing price of Forest City's Class A common stock on the New York Stock Exchange on July 15, 2013.

The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

The Notes are redeemable at Forest City's option, in whole or in part, at any time up to August 15, 2018, at par plus accrued and unpaid interest, so long as the Daily VWAP of Forest City's Class A common stock for at least 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days ending within 5 trading days immediately prior to the date of the redemption notice has equaled or exceeded 130% of the applicable conversion price for the Notes on each applicable trading day, and, in whole or in part, at any time from and including August 15, 2018, up to the maturity date at par plus accrued and unpaid interest.

Forest City estimates that the net proceeds from this offering will be approximately $242.5 million (or approximately $291.0 million if the initial purchasers' option is exercised in full) after deducting the initial purchasers' discounts and commissions and estimated offering expenses. Forest City intends to use the net proceeds from this offering to repay the outstanding balance of its 6.500% Senior Notes due 2017 and other outstanding debt. Pending application of the net proceeds as described above, the proceeds will be held in an escrow account and invested in short-term, investment grade, interest bearing securities. The closing of this offering is expected to occur on July 19, 2013.

The Notes and the shares of Forest City's Class A common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.